INSURED PERSON  RICHARD ROE

POLICY OWNER    XYZ CORPORATION                          [GRAPHIC OMITTED]
                                                         VARIABLE LIFE
POLICY NUMBER   XX XXX XXX                               INSURANCE
                                                         POLICY
--------------------------------------------------------------------------------

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES HOME OFFICE: 1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK


WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

This is a flexible premium variable life insurance policy. You can, within limits:
    o make premium payments at any time and in any amount;
    o change the death benefit option;
    o change the allocation of net premiums and deductions among your investment options; and
    o transfer amounts among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 3% a year.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE. SEE THE DEATH BENEFIT PROVISION FOR A DESCRIPTION OF THE VARIABLE DEATH BENEFIT.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE BY THE 10TH DAY AFTER YOU RECEIVE IT. IF YOU DO THIS, WE WILL REFUND THE PREMIUMS THAT WERE PAID MINUS ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and The Equitable Life Assurance Society of the United States.



/s/Christopher M. Condron               /s/Pauline Sherman
------------------------------------    ---------------------------------------
Christopher M. Condron                  Pauline Sherman, Senior Vice President,
Chairman and Chief Executive Officer    Secretary and Associate General Counsel




03-400


Contents
--------
Policy Information 3                      How Benefits are Paid 14

Table of Maximum Monthly Charges          Other Important Information 14
for Benefits 4
                                          Table of Guaranteed Payments 17
Those Who Benefit from this Policy 5

The Insurance Benefit We Pay 5

Reducing  the Face Amount of the          IN THIS POLICY:
Policy or Changing  the Death Benefit     ---------------
Option 6                                  "We," "our" and "us" mean The               ADMINISTRATIVE OFFICE:
                                          Equitable Life Assurance Society of the     ----------------------
The Premiums You Pay 6                    United States.                              The address of our Administrative
                                                                                      Office is shown on Page 3. You
Your Policy Account and How it            "You" and "Your" mean the owner of          should send correspondence to that
Works 7                                   this policy at the time an owner's right    office. Premium payments should be sent
                                          is exercised.                               to the address listed on your billing notice.
Your Investment Options 8
                                          Unless otherwise stated, all references
The Value of Your Policy Account 9        to interest in this policy are effective
                                          annual rates of interest.
The Cash Surrender Value of
this Policy 10                            Attained age means age on the birthday
                                          nearest to the beginning of the current
How a Loan Can Be Made 12                 policy year.                                Copies of the application for this
                                                                                      policy and any additional benefit
Our Separate Account(s) (SA) 13                                                       riders are attached to the policy.

Our Annual Report to You 13


                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.


If death benefit Option A is in effect, the death benefit is the policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Cash Surrender Value. If death benefit Option B is in effect, the death benefit is the policy face amount plus the Cash Surrender Value. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Cash Surrender Value as stated in the "Death Benefit" provision.

The insurance benefit of this policy is payable upon the death of the insured person while the policy is in force.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy.


This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.






03-400

                               POLICY INFORMATION

INSURED PERSON        RICHARD ROE

POLICY OWNER          XYZ CORPORATION

FACE AMOUNT
OF BASE POLICY        $2,000,000

DEATH BENEFIT         OPTION A (SEE PAGE 6)           SEPARATE ACCOUNT FP

POLICY NUMBER         XX XXX XXX                      ISSUE AGE 35

BENEFICIARY           XYZ CORPORATION                 SEX MALE

REGISTER DATE         OCTOBER 1, 2003                 RATING CLASS: STANDARD
                                                      NON-TOBACCO USER

DATE OF ISSUE         OCTOBER 1, 2003


INSURED PERSON'S
STATE OF RESIDENCE  SAMPLE



THE LIFE INSURANCE QUALIFICATION TEST IS THE [ GUIDELINE PREMIUM TEST].

A MINIMUM INITIAL PREMIUM PAYMENT OF $ 670.59 IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF $7,500.00 IS PAYABLE QUARTERLY.











THE PLANNED PERIODIC PREMIUMS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTIONS; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (4) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY; AND (5) LOAN AND PARTIAL WITHDRAWAL ACTIVITY.





03-400-3                             PAGE 3
                            (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

             -------------- TABLE OF EXPENSE CHARGES ----------------

DEDUCTION FROM PREMIUM PAYMENTS:

    CHARGES FOR APPLICABLE TAXES (OTHER THAN TAXES AGAINST OUR SEPARATE ACCOUNT)

         [2.00%] OF EACH PREMIUM PAYMENT. WE SUBTRACT THIS AMOUNT FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE TAX LAWS OR IF THE INSURED PERSON CHANGES RESIDENCE.


    PREMIUM CHARGE:

         WE DEDUCT AN AMOUNT NOT TO EXCEED 7% FROM EACH PREMIUM PAYMENT.


DEDUCTIONS FROM YOUR POLICY ACCOUNT:

    ADMINISTRATIVE CHARGE:

         WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH IN EACH POLICY YEAR (BUT NOT BEYOND THE POLICY ANNIVERSARY WHEN THE INSURED PERSON IS ATTAINED AGE 100) AN AMOUNT NOT TO EXCEED $10.00

    MORTALITY AND EXPENSE RISK CHARGE:

         WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH AN AMOUNT NOT TO EXCEED 0.0833% DURING THE FIRST FIVE POLICY YEARS AND AN AMOUNT NOT TO EXCEED 0.0625% DURING POLICY YEARS SIX THROUGH TWENTY AND AN AMOUNT NOT TO EXCEED 0.04167% THEREAFTER, FOR MORTALITY AND EXPENSE RISKS. THIS CHARGE WILL BE CALCULATED AS A PERCENTAGE OF THE AMOUNT OF THE POLICY ACCOUNT THAT IS THEN ALLOCATED TO THE INVESTMENT FUNDS OF OUR SEPARATE ACCOUNT.











ADMINISTRATIVE OFFICE:

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           NATIONAL OPERATIONS CENTER
                        10804 BALLANTYNE COMMONS PARKWAY
                               CHARLOTTE, NC 28277

                                 (800) 777-6510



03-400-3                         PAGE 3 - CONTINUED

             POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

             -------------- TABLE OF MAXIMUM MONTHLY ----------------
                              CHARGES FOR BENEFITS


                                   MONTHLY DEDUCTION
     BENEFITS                     FROM POLICY ACCOUNT                   PERIOD
     --------                     -------------------                   ------
  LIFE INSURANCE      MAXIMUM MONTHLY COST OF INSURANCE RATE FOR       65 YEARS
                      THE POLICY (SEE PAGE 4 - CONTINUED) TIMES
                      THOUSANDS OF NET AMOUNT AT RISK  NO DEDUCTION
                      IS  MADE FOR COST OF INSURANCE AFTER AGE 100
                      OF THE INSURED PERSON



















































03-400-4                               PAGE 4
                              (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

              ------ TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES -------
                      PER $1,000 OF NET AMOUNT AT RISK FOR THE POLICY



  INSURED PERSON'S                            INSURED PERSON'S                        INSURED PERSON'S
    ATTAINED AGE              RATE              ATTAINED AGE            RATE             ATTAINED AGE             RATE
  ----------------            ----            ----------------          ----          ----------------            ----
         35                  0.13667                55                 0.65333                75                 4.60083
         36                  0.14417                56                 0.72167                76                 5.11167
         37                  0.15250                57                 0.79417                77                 5.65333
         38                  0.16333                58                 0.87250                78                 6.21917
         39                  0.17500                59                 0.96083                79                 6.82667

         40                  0.18750                60                 1.05917                80                 7.50167
         41                  0.20250                61                 1.16833                81                 8.26250
         42                  0.21667                62                 1.29417                82                 9.13333
         43                  0.23417                63                 1.43667                83                10.13083
         44                  0.25083                64                 1.59833                84                11.23500

         45                  0.27167                65                 1.77750                85                12.43667
         46                  0.29250                66                 1.97083                86                13.70417
         47                  0.31500                67                 2.18083                87                15.05000
         48                  0.34083                68                 2.40583                88                16.44583
         49                  0.36750                69                 2.65333                89                17.91667

         50                  0.39750                70                 2.93250                90                19.48167
         51                  0.43250                71                 3.30167                91                21.17583
         52                  0.47167                72                 3.61750                92                23.05333
         53                  0.51667                73                 4.04167                93                25.22417
         54                  0.56917                74                 4.52000                94                28.06417

                                                                                              95                32.20917
                                                                                              96                39.17833
                                                                                              97                52.68583
                                                                                              98                83.33250
                                                                                              99                83.33250

                                                                                         100 AND OVER           00.00000






The Basis We Use for Computation

We use the 1980 Commissioners' Standard Ordinary SB Smoker or NB Non-Smoker Mortality Tables as the basis for determining maximum insurance costs and minimum cash surrender values. We take account of the attained age, class of risk, and tobacco user status of the insured person.



03-400-4GPT                       PAGE 4-CONTINUED

             POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

              ------ TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES -------
                      PER $1,000 OF NET AMOUNT AT RISK FOR THE POLICY


  INSURED PERSON'S                            INSURED PERSON'S                        INSURED PERSON'S
    ATTAINED AGE              RATE              ATTAINED AGE            RATE             ATTAINED AGE             RATE
  ----------------            ----            ----------------          ----          ----------------            ----

         35                  0.17583                55                 0.87667                75                 5.51250
         36                  0.18667                56                 0.96000                76                 6.07583
         37                  0.20000                57                 1.04667                77                 6.66500
         38                  0.21500                58                 1.13917                78                 7.27583
         39                  0.23250                59                 1.23917                79                 7.92333

         40                  0.25167                60                 1.34917                80                 8.63500
         41                  0.27417                61                 1.47333                81                 9.43000
         42                  0.29667                62                 1.61333                82                10.33833
         43                  0.32250                63                 1.77167                83                11.37333
         44                  0.34917                64                 1.94833                84                12.51333

         45                  0.37917                65                 2.14333                85                13.73750
         46                  0.41083                66                 2.35083                86                15.02167
         47                  0.44417                67                 2.57250                87                16.35583
         48                  0.47917                68                 2.80833                88                17.73750
         49                  0.51833                69                 3.06500                89                19.17167

         50                  0.56083                70                 3.35333                90                20.67750
         51                  0.61000                71                 3.68167                91                22.28667
         52                  0.66500                72                 4.06000                92                24.06333
         53                  0.72833                73                 4.49583                93                26.11917
         54                  0.80000                74                 4.98333                94                28.81250

                                                                                              95                32.81750
                                                                                              96                39.64250
                                                                                              97                53.06583
                                                                                              98                83.33250
                                                                                              99                83.33250

                                                                                         100 AND OVER           00.00000







The Basis We Use for Computation

We use the 1980 Commissioners' Standard Ordinary Male or Female Mortality Tables as the basis for determining maximum insurance costs and minimum cash surrender values. We take account of the sex, attained age, and class of risk of the insured person.



    (NOTE: THIS IS THE POLICY INFORMATION PAGE THAT WILL BE GENERATED IF THE
               CASH VALUE ACCUMULATION TEST IS SELECTED AT ISSUE)


03-400-4CVAT                   PAGE 4 - CONTINUED

             POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

              ------ TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES -------
                      PER $1,000 OF NET AMOUNT AT RISK FOR THE POLICY



  INSURED PERSON'S                            INSURED PERSON'S                        INSURED PERSON'S
    ATTAINED AGE              RATE              ATTAINED AGE            RATE             ATTAINED AGE             RATE
  ---------------             ----            ----------------          ----          ----------------            ----
         35                  0.16833                55                 0.81833                75                 4.95250
         36                  0.17833                56                 0.89333                76                 5.46500
         37                  0.19167                57                 0.97000                77                 6.00250
         38                  0.20583                58                 1.05083                78                 6.56000
         39                  0.22333                59                 1.13750                79                 7.15583

         40                  0.24167                60                 1.23500                80                 7.81250
         41                  0.26333                61                 1.34250                81                 8.55250
         42                  0.28500                62                 1.46750                82                 9.40250
         43                  0.31000                63                 1.61083                83                10.37583
         44                  0.33417                64                 1.77083                84                11.45250

         45                  0.36250                65                 1.94583                85                12.62167
         46                  0.39250                66                 2.13167                86                13.85583
         47                  0.42333                67                 2.33000                87                15.15917
         48                  0.45500                68                 2.53750                88                16.52500
         49                  0.49167                69                 2.76250                89                17.96833

         50                  0.53083                70                 3.01500                90                19.50667
         51                  0.57667                71                 3.30500                91                21.17583
         52                  0.62667                72                 3.64167                92                23.05333
         53                  0.68500                73                 4.03167                93                25.22417
         54                  0.74917                74                 4.47250                94                28.06417

                                                                                              95                32.20917
                                                                                              96                39.17833
                                                                                              97                52.68583
                                                                                              98                83.33250
                                                                                              99                83.33250

                                                                                         100 AND OVER           00.00000








The Basis We Use for Computation

We use the 1980 Commissioners' Standard Ordinary Mortality Table B as the basis for determining maximum insurance costs and minimum cash surrender values. We take account of the attained age, and class of risk of the insured person.



    (NOTE: THIS IS THE POLICY INFORMATION PAGE THAT WILL BE GENERATED IF THE
     CASH VALUE ACCUMULATION TEST IS SELECTED AT ISSUE IN THE UNISEX MARKET)


03-400-4CVAT                   PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

            --------------      ENHANCED AMOUNT        -------------



THE ENHANCED AMOUNT IS AN ADDITIONAL AMOUNT AVAILABLE UPON CERTAIN FULL SURRENDERS OF THIS POLICY DURING THE FIRST SEVEN POLICY YEARS. THE ENHANCED AMOUNT IS EQUAL TO A PERCENTAGE SPECIFIED IN THE TABLE BELOW OF THE ACCUMULATED DEDUCTIONS FROM PREMIUM PAYMENTS AS SHOWN IN THE "TABLE OF EXPENSE CHARGES", FROM THE REGISTER DATE OF THE POLICY UP TO THE DATE OF SURRENDER. HOWEVER, THE MAXIMUM AMOUNT OF THE ACCUMULATED DEDUCTIONS INCLUDE ONLY THOSE MADE PRIOR TO THE SIXTH POLICY YEAR

-------------------------------------------------------------------------------
      POLICY YEAR                         PERCENTAGE
-------------------------------------------------------------------------------
           1                                120%
-------------------------------------------------------------------------------
           2                                 96%
-------------------------------------------------------------------------------
           3                                 72%
-------------------------------------------------------------------------------
           4                                 48%
-------------------------------------------------------------------------------
           5                                 36%
-------------------------------------------------------------------------------
           6                                 24%
-------------------------------------------------------------------------------
           7                                 12%
-------------------------------------------------------------------------------
      8 AND LATER                             0%
-------------------------------------------------------------------------------

THE ENHANCED AMOUNT IS AVAILABLE ONLY UPON A COMPLETE SURRENDER OF THIS POLICY FOR ITS NET CASH SURRENDER VALUE PAID DIRECTLY TO THE POLICY OWNER AS NAMED IN THE APPLICATION EFFECTIVE ON THE POLICY REGISTER DATE. THE ENHANCED AMOUNT IS NOT AVAILABLE FOR POLICY LOANS, PARTIAL WITHDRAWALS, OR TO COVER MONTHLY CHARGES. IT IS NOT AVAILABLE IF THIS POLICY IS BEING EXCHANGED OR REPLACED WITH ANOTHER LIFE INSURANCE POLICY OR ANNUITY CONTRACT ON THE INSURED PERSON INCLUDING (BUT NOT LIMITED TO) ANY TRANSACTION QUALIFYING FOR INCOME TAX FREE EXCHANGE TREATMENT UNDER SECTION 1035 OF THE INTERNAL REVENUE CODE OR ANY SIMILAR OR SUCCESSOR PROVISION THEREOF.



03-400-4                    PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

            --------------    TABLE OF PERCENTAGES    --------------


       INSURED PERSON'S                                   INSURED PERSON'S
        ATTAINED AGE               PERCENTAGE                ATTAINED AGE           PERCENTAGE
       ----------------            ----------             ----------------          ----------
          40 and under                 250%                      61                     128%

               41                      243                       62                     126

               42                      236                       63                     124

               43                      229                       64                     122

               44                      222                       65                     120

               45                      215                       66                     119

               46                      209                       67                     118

               47                      203                       68                     117

               48                      197                       69                     116

               49                      191                       70                     115

               50                      185                       71                     113

               51                      178                       72                     111

               52                      171                       73                     109

               53                      164                       74                     107

               54                      157                     75-95                    105

               55                      150                       96                     104

               56                      146                       97                     103

               57                      142                       98                     102

               58                      138                  99 and above                101

               59                      134

               60                      130


Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"), gives a definition of life insurance which limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the "future benefits" under this policy be less than an amount such that the "premiums paid" do not exceed the Code's "guideline premium limitations." We may adjust the amount of premium paid to meet these limitations. Also, at no time will the "death benefit" under the policy be less than the "applicable percentage" of the "cash surrender value" of the policy. The above terms are as defined in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes --Applicable Tax Law" for more information.




03-400-4GPT                   PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

            --------------    TABLE OF PERCENTAGES    --------------


       INSURED PERSON'S                          INSURED PERSON'S                       INSURED PERSON'S
        ATTAINED AGE           PERCENTAGE           ATTAINED AGE        PERCENTAGE         ATTAINED AGE     PERCENTAGE
       ----------------        ----------        ----------------       ----------      ----------------    ----------
             35                  397%                  55                  214%                 75               135%
             36                  384                   56                  208                  76               133
             37                  372                   57                  203                  77               131
             38                  360                   58                  197                  78               129
             39                  348                   59                  192                  79               127

             40                  337                   60                  187                  80               125
             41                  326                   61                  183                  81               124
             42                  316                   62                  178                  82               122
             43                  306                   63                  174                  83               121
             44                  297                   64                  170                  84               119

             45                  288                   65                  166                  85               118
             46                  279                   66                  162                  86               117
             47                  270                   67                  158                  87               116
             48                  262                   68                  155                  88               115
             49                  255                   69                  152                  89               114

             50                  247                   70                  149                  90               113
             51                  240                   71                  146                  91               112
             52                  233                   72                  143                  92               111
             53                  226                   73                  140                  93               110
             54                  220                   74                  138                  94               109

                                                                                                95               107
                                                                                                96               106
                                                                                                97               105
                                                                                                98               103
                                                                                                99               102

                                                                                           100 AND OVER          101




This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the Cash Surrender Value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the "death benefit" under the policy be less than the applicable percentage of the "cash surrender value" of the policy. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes - Applicable Tax Law" for more information.



 (NOTE: THIS IS THE POLICY INFORMATION PAGE THAT WILL BE GENERATED IF THE CASH
                 VALUE ACCUMULATION TEST IS SELECTED AT ISSUE)










03-400-4CVAT                    PAGE 4 - CONTINUED

THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your financial professional or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with the "How Benefits Are Paid" section of this policy.

ASSIGNMENT. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------
THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the insured person when we receive at our Administrative Office (1) proof that the insured person died while this policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the insured person:

o   the death benefit described in the "Death Benefit" provision;
o   minus any policy loan and accrued interest, or liens;
o minus any overdue deductions from your Policy Account if the insured person dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option provision, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See the "Other Important Information" section of this policy, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Additional exclusions or limitations (if any) are listed in the Policy Information section.

DEATH BENEFIT. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the insured person.

Under Option A, the death benefit is the greater of (a) the policy face amount; or (b) the Cash Surrender Value on the date of death of the insured person times a percentage. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.


03-400-5                                                                  PAGE 5

Under Option B, the death benefit is the greater of (a) the policy face amount plus the Cash Surrender Value on the date of death of the insured person; or (b) the Cash Surrender Value on the date of death of the insured person times a percentage. Under this option the amount of the death benefit is variable.

The percentages referred to above are the percentages from the "Table of Percentages" shown on Page 4-Continued of this policy for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

COVERAGE AFTER AGE 100. Coverage under this policy will continue for as long as the policy remains in force during the lifetime of the insured person. However, no premium payments, partial withdrawals, changes in face amount or changes in death benefit option will be permitted after age 100 of the insured person; policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after age 100 of the insured person.

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REDUCING THE FACE AMOUNT OF THE POLICY OR CHANGING THE DEATH BENEFIT OPTION.

You may reduce the face amount of the policy or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1. After the second policy year while this policy is in force, you may ask us to reduce the policy face amount, but not to less than $50,000. Any such reduction in the policy face amount may not be less than $10,000.

2. After the second policy year while this policy is in force, you can change your death benefit option. Any requested change to death benefit Option B must be made while the insured person is not more than attained age 85. If you ask us to change from Option A to Option B, the new policy face amount will be equal to the death benefit minus the amount in your Policy Account minus the Enhanced Amount, if applicable, on the date the change takes effect. However, we will decline to make such change if it would reduce the policy face amount to less than $50,000. If you ask us to change from Option B to Option A, the new policy face amount will be equal to the death benefit on the date the change takes effect. Such decreases and increases in the policy face amount are made so that the death benefit remains the same on the date the change takes effect.

3. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

4. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

5. You may ask for a change by completing an application for change, which you can get from your financial professional or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

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THE PREMIUMS YOU PAY

The minimum initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time prior to attained age 100 of the insured person while this policy is in force. We will furnish you with a premium receipt, signed by one of our officers, upon request.

We will send premium notices to you for the planned periodic premium shown in the Policy Information section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the monthly deductions described in the "Monthly Deductions" provision, with a further extension of coverage as described in the "Grace Period" provision.

03-400-5                                                                  PAGE 6

LIMITS. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the cash surrender value, as described in the "Death Benefit" provision), unless you provide satisfactory evidence of insurability of the insured person.

We also reserve the right not to accept premium payments or to return excess amounts that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

GRACE PERIOD. At the beginning of each policy month, we compare the Net Policy Account Value to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we receive the requested amount before the end of the grace period, but the Net Policy Account Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61 day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits while the insured person is alive. In order to restore benefits, you must:

    1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

    2. Provide evidence of insurability satisfactory to us; and

    3. Make a required payment. The required payment will not be more than an amount sufficient to cover total monthly deductions for 3 months plus 15% to cover charges for applicable taxes and premium charges calculated from the effective date of restoration. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

We must receive the required payment while the insured person is alive.

The effective date of the restoration of policy benefits will be the beginning of the policy month that coincides with or next follows the date we approve your request. We will start to make monthly charges again as of the effective date of restoration.

We reserve the right to decline to restore this policy if in our opinion it would cause this policy to fail to qualify as life insurance under applicable tax law.

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YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the "Policy Information" section and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the "Policy Information" section, is received at our Administrative Office.

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover the CHARGES DESCRIBED BELOW. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly charges commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:


03-400-7                                                                  PAGE 7

o  the monthly administrative charge;

o  the monthly mortality and expense risk charge; and

o  the monthly cost of insurance for the insured person.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus (b) any flat extra charge shown in the "Policy Information" section. The net amount at risk at any time is the death benefit (calculated as of that time) minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. They will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1000 of Net Amount at Risk for the Base Policy on Page 4-Continued.

No deduction is made (except for the mortality and expense risk charge) after age 100 of the insured person.

OTHER DEDUCTIONS. We may also deduct a charge from your Policy Account for certain transfers (see "Transfers" provision).

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YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. Transfer requests must be in writing and delivered by U.S mail to our Administrative Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We reserve the right to:

1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2. require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3. establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4. reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5. impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.


03-400-7                                                                  PAGE 8

At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the date we receive your written request at our Administrative Office.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greater of
(a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date or (c) the amount transferred from the GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500.00 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500.00 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.00.

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

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THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account value is equal to the amount in your Policy Account minus any policy loan and accrued loan interest.

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than 3%. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 0.75% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased. In no event will we credit less than 3% a year.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages






03-400-9                                                                  PAGE 9

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.


--------------------------------------------------------------------------------
THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account plus the Enhanced Amount (if applicable) on that date.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.   A statement that makes it clear that you intend to surrender the contract;

2.   The policy number of the policy to be surrendered;

3. The name of the insured person and your name (if other than the insured person) and address where proceeds should be mailed;

4. Your signature and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document.




3-400-9                                                                  PAGE 10

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

ENHANCED AMOUNT. We will pay an additional amount if this policy is given up for its Net Cash Surrender Value during the first seven policy years. This additional amount, called the Enhanced Amount, is equal to a percentage of the accumulated deductions from premium payments from the Register Date of the policy up to the date of surrender. However, the maximum amount of the accumulated deductions include only those made prior to the sixth policy year. It is calculated as described in the "Policy Information" section.

This additional amount is available only upon a complete surrender of this policy for its Net Cash Surrender Value paid directly to the policy owner as named in the application for this policy effective on the policy Register Date. It is not available for policy loans, partial withdrawals, or to cover monthly charges. It is not available if this policy is being exchanged or replaced with another life insurance policy or annuity contract on the insured person including (but not limited to) any transaction qualifying for income tax free exchange treatment under section 1035 of the Internal Revenue Code or any similar or successor provision thereof.

The Enhanced Amount expires after the first seven policy years.

PARTIAL WITHDRAWAL. After the first policy year, and while the insured person is living, you may ask for a partial withdrawal from your Policy Account by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount of $500.00. We have the right to decline a request for a partial withdrawal if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us. We will decline a request for a partial withdrawal if this would cause a decrease in the policy face amount to less than $50,000. A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in the face amount.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

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HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.






03-400-11                                                                PAGE 11

LOAN VALUE. The loan value on any date is 90% of your Policy Account Value on that date. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination or (2) 3.75%. "Published Monthly Average" means the Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. We reserve the right to establish a rate lower than the maximum. No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Policy Account Value is less than the total monthly deduction then due. In that case, the "Grace Period" provision will apply.

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.




03-400-11                                                                PAGE 12

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OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company, or companies, or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

--------------------------------------------------------------------------------
OUR ANNUAL REPORT TO YOU

For each policy year we will send you without charge a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.




03-400-13                                                                PAGE 13

--------------------------------------------------------------------------------
HOW BENEFITS ARE PAID

You can have the Insurance Benefit or your Net Cash Surrender Value withdrawals paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the death of the insured person, the beneficiary will have this right when the insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the insured person dies.

The options are:

1. DEPOSIT. The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2.   INSTALLMENT PAYMENTS. There are two ways that we pay installments:

     A. FIXED PERIOD. We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments.

     B. FIXED AMOUNT. We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME. We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments. The basis for these payments is the 1983 Individual Annuity Mortality Table "a" projected with modified Scale G. You may choose any one of two ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain") or at least 20 years (called "20 Years Certain"), or until the payments we make equal the original sum (called "Refund Certain").

Payments that we make under options 1. - 3. above will not be affected by the investment experience of any investment fund of our SA after proceeds are applied under such options.

We will also apply the sum under any other option requested that we make available at the time of payment.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on the minimum amount we will apply under an option and minimum amounts for installment payments, withdrawal or commutation rights, naming payees and successor payees and proving age and survival.

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the "Policy Information" section. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.







03-400-13                                                                PAGE 14

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the face amount, or to decline to make partial withdrawals that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy (for example, in the percentages in the Policy Information section) or to require additional premium payments, or to make distributions from this policy or to change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit to our GIA, cost of insurance deductions and expense charges) will be on a basis that is equitable to all policyholders of a given class, and will be determined based on reasonable assumptions as to expenses, mortality, policy and contract claims, taxes, investment income, and lapses. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.


WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the earlier of the Register Date or date of issue shown in the Policy Information section.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. We will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit of this policy shall be that which would be purchased by the most recent deduction for the cost of insurance at the correct age and sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the earlier of the Register Date or the date of issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal. If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of any surrender or withdrawals (except when used to pay premiums to us);

2. Determination and payment of any death benefit in excess of the face amount;

3. Payment of loans (except when used to pay premiums to us);

4. Determination of the unit values of the investment funds of our SA; and

5. Any requested transfer





03-400-15                                                                PAGE 15

As to amounts allocated to our GIA, we may defer payment of any surrender or withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest, at the rate of at least 3% a year, on any payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners' Reserve Valuation Method.

We use a minimum effective annual interest rate of 3% for the Guaranteed Interest Account. Refer to Page 4 Continued for the applicable Commissioners' Standard Ordinary Mortality Table.

CHANGE FROM TOBACCO USER RATES TO NON-TOBACCO USER RATES. Any insured person being charged tobacco user rates may be eligible for non-tobacco user rates. The change, if approved, may result in lower future cost of insurance rates beginning on the effective date of change to non-tobacco user rates.

Upon request made to our Administrative Office, we will provide forms and instructions as to how you may apply for non-tobacco user rates. The change will be based upon our general underwriting rules in effect at the time of application, and may include criteria other than tobacco use status as well as a definition of tobacco use different from that applicable at the time this policy was issued.

The change to non-tobacco user rates, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change to non-tobacco rates will be contestable; however, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit of this policy shall be that which would be purchased by the most recent deduction for the cost of insurance at tobacco user rates.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current cost factor assumptions.

POLICY CHANGES. You may make other policy changes, subject to our rules at the time of change.
















03-400-15                                                                PAGE 16

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)



                    Option 2A                                                         Option 3
            FIXED PERIOD INSTALLMENTS                                            MONTHLY LIFE INCOME
            -------------------------                                            -------------------

                                                                                                             Refund Certain
                                                                                                             --------------
   Number of                                                       10 Years Certain     20 Years Certain
    Years'             Monthly         Annual                      ----------------     ----------------
  Installments       Installment     Installment          Age       Male     Female      Male     Female     Male      Female
  ------------       -----------     -----------          ---       ----     ------      ----     ------     ----      ------
        1              $84.28         $1,000.00           50        $3.48     $3.19      $3.42     $3.17     $3.37      $3.14
        2               42.66            506.17           51         3.54      3.23       3.47      3.21      3.42       3.17
        3               28.79            341.60           52         3.59      3.28       3.51      3.25      3.46       3.21
        4               21.86            259.33           53         3.65      3.32       3.56      3.29      3.51       3.25
        5               17.70            210.00           54         3.70      3.37       3.61      3.33      3.56       3.29

        6               14.93            177.12           55         3.77      3.42       3.66      3.37      3.61       3.34
        7               12.95            153.65           56         3.83      3.47       3.72      3.42      3.67       3.38
        8               11.47            136.07           57         3.90      3.52       3.77      3.47      3.72       3.43
        9               10.32            122.40           58         3.97      3.58       3.83      3.52      3.78       3.48
       10                9.39            111.47           59         4.04      3.64       3.88      3.57      3.84       3.53

       11                8.64            102.54           60         4.12      3.70       3.94      3.62      3.90       3.58
       12                8.02             95.11           61         4.20      3.76       4.00      3.68      3.97       3.64
       13                7.49             88.83           62         4.29      3.83       4.06      3.74      4.04         N/A
       14                7.03             83.45           63         4.38      3.90       4.12      3.79      4.11         N/A
       15                6.64             78.80           64         4.48      3.98       4.18      3.85      4.19         N/A

       16                6.30             74.73           65         4.58      4.06       4.25      3.92       4.26        N/A
       17                6.00             71.15           66         4.68      4.14        N/A       N/A        N/A        N/A
       18                5.73             67.97           67         4.79      4.23        N/A       N/A        N/A        N/A
       19                5.49             65.13           68         4.90      4.32        N/A       N/A        N/A        N/A
       20                5.27             62.58           69         5.02      4.42        N/A       N/A        N/A        N/A

       21                5.08             60.28           70         5.14      4.52        N/A       N/A        N/A        N/A
       22                4.90             58.19           71         5.26      4.63        N/A       N/A        N/A        N/A
       23                4.74             56.29           72         5.39      4.75        N/A       N/A        N/A        N/A
       24                4.60             54.55           73         5.52      4.87        N/A       N/A        N/A        N/A
       25                4.46             52.95           74         5.66      4.99        N/A       N/A        N/A        N/A

       26                4.34             51.48           75         5.80      5.12        N/A       N/A        N/A        N/A
       27                4.22             50.12           76         5.95      5.26        N/A       N/A        N/A        N/A
       28                4.12             48.87           77         6.10      5.40        N/A       N/A        N/A        N/A
       29                4.02             47.70           78         6.25      5.55        N/A       N/A        N/A        N/A
       30                3.93             46.61           79         6.40      5.70        N/A       N/A        N/A        N/A

                                                          80          N/A       N/A        N/A       N/A        N/A        N/A
                                                          81          N/A       N/A        N/A       N/A        N/A        N/A
                                                          82          N/A.      N/A.       N/A       N/A        N/A        N/A
                                                          83          N/A       N/A        N/A       N/A        N/A        N/A
                                                          84          N/A       N/A        N/A       N/A        N/A        N/A
                                                          85          N/A.      N/A        N/A       N/A        N/A        N/A

If installments are paid every 3 months, they will be     Amounts for Monthly Life Income are based on age nearest birthday when
25.23% of the annual installments. If they are paid       income starts. Amounts for ages not shown will be furnished on request.
every 6 months, they will be 50.31% of the annual
installments.







03-400-17                                                                PAGE 17

THE EQUITABLE
LIFE ASSURANCE SOCIETY OF THE UNITED STATES


A Stock Life Insurance Company
Home Office: 1290 Avenue of the Americas, New York, New York 10104


              Flexible Premium Variable Life Insurance Policy. Insurance benefit payable upon the death of the insured person while this policy is in force. Premiums may be paid before attained age 100 while the insured person is living. Values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a separate account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.